UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☐

Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AEROJET ROCKETDYNE HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

COMMITTEE FOR AEROJET ROCKETDYNE SHAREHOLDERS AND VALUE MAXIMIZATION

comprised of the following individuals

speaking individually and not as or on behalf of the company:

GAIL BAKER

MARION C. BLAKEY

MAJ. GEN. CHARLES F. BOLDEN, USMC (RET.)

GENERAL KEVIN P. CHILTON, USAF (RET.)

THOMAS A. CORCORAN

EILEEN P. DRAKE

DEBORAH LEE JAMES

GENERAL LANCE W. LORD, USAF (RET.)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Eileen Drake, Aerojet Rocketdyne’s CEO, Comments on ISS Recommendation FOR Her Entire Slate

— Issues New Investor Presentation Correcting Warren Lichtenstein’s Latest False Statements and Mischaracterizations

— Encourages Lichtenstein to End His Scorched-Earth Campaign for Control of the Company

EL SEGUNDO, Calif., June 21, 2022 — Eileen Drake (the CEO of Aerojet Rocketdyne (NYSE: AJRD)) today issued a statement regarding Institutional Shareholder Services’ (“ISS”) recommendation that shareholders vote for the entire Independent Slate on the WHITE proxy card. She also issued a new investor presentation, and encouraged Warren Lichtenstein to end his continued scorched-earth campaign seeking to take control of Aerojet Rocketdyne.

Ms. Drake commented: “We are extremely pleased with ISS’s thorough and careful analysis of the proxy contest. The report offers a clear indictment of Mr. Lichtenstein’s troubling conduct, lack of independence and independent support, and continued mischaracterization of the public record. We look forward to the special meeting of shareholders on June 30th. At this time, we encourage Mr. Lichtenstein and his supporters to end the scorched-earth campaign they have unleashed on the Company. They have increasingly acted in a manner that displays their reckless willingness to harm shareholders’ and other stakeholders’ interests in a desperate last-ditch effort to take control of the Company.”

Ms. Drake also issued a new investor presentation that outlines Mr. Lichtenstein’s latest false statements and mischaracterizations. The presentation is available here: https://img1.wsimg.com/blobby/go/f4d910a7-e205-4be9-ac7f-38908bd93eef/downloads/
Investor%20Update%20(June%202022)_vF.pdf?ver=1655785657513.

In supporting Ms. Drake and her Independent Slate, ISS made the following observations:

Lichtenstein’s Troubling Actions

•

“Lichtenstein sought to keep the board in the dark during the initial phase of the [Lockheed Martin] sale process (as he concurrently mulled alternatives), and his framing of the investigation into his conduct evidences a comfort with apparent factual mischaracterizations. These factors compromise the confidence that shareholders can have in him as a director and as a leader on the board.”

•

“Lichtenstein is responsible for the organizational rot that enabled this contest. His reinterpretation of the historical record is not at all believable, and has only damaged his case – although individual elements of performance and specific developments are challenging to parse, he cannot disclaim accountability for AJRD’s overall state of affairs at any point in the recent past.”

•	“[Lichtenstein] has mischaracterized the outcome [of the internal investigation into his conduct] by framing it as a decisive vindication of his position.”

Lichtenstein’s Lack of Independence and Independent Support

•

“It is also worth noting that Lichtenstein’s internal bastion of support in this contest has come from directors with whom he has business or personal relationships, suggesting that independent minds are not attracted to his message.”

•	“[I]t is telling that not a single incumbent director without a business or personal link came to his support.”

•	“The fracturing of the board along lines of independence should be a signal to shareholders. In light of these factors, support is warranted for the Drake Slate.”

Lichtenstein’s Lack of Transparency

•	“Indeed, it is challenging for Lichtenstein to even corroborate his key arguments about operational performance due in part to his own disclosure mandates established over the past several years.”

•	“Issues with confidence and trust are particularly concerning in this case, seeing that Lichtenstein has historically been averse to providing shareholders with information.”

•

“…it is challenging for Lichtenstein to even corroborate his key arguments due in part to his own disclosure mandates over the past several years. Incidentally, this illustrates how influential Lichtenstein has been, and undermines the assertion that Drake bears responsibility for perceived operational deterioration.”

•	“Lichtenstein has historically been averse to providing shareholders with information.”

Conclusion

ISS concludes that while “[t]here may be a role for Lichtenstein at AJRD – that role is just not as a board member at this point in time.”

* * *

Shareholders with questions can contact our solicitor: D.F. King & Co., (212) 269-5550 (collect) or via e-mail at AJRD@dfking.com.

Important Information

This communication is being made in the participants’ individual capacity, and not by or on behalf of the Company. No Company resources were used in connection with these materials. We have neither sought nor obtained consent from any third party to use any statements or information indicated herein. On June 1, 2022, Eileen P. Drake, General Kevin Chilton, USAF (Ret.), General Lance Lord, USAF (Ret.) and Thomas Corcoran (the “Incumbent Directors”) filed a definitive proxy statement with the Securities and Exchange Commission in connection with the solicitation of proxies for a special meeting of stockholders of the Company to be held on June 30, 2022.

Contact:

D.F. King & Co., Inc.

Edward T. McCarthy / Tom Germinario

AJRD@dfking.com

Committee’s Website:

https://maximizeajrdvalue.com

SOURCE: Committee for Aerojet Rocketdyne Shareholders and Value Maximization